JPMorgan Chase Financial Company LLC Fully and Unconditionally Guaranteed by JPMorgan Chase & Co. Market Linked Securities	Filed Pursuant to Rule 433 Registration Statement Nos. 333-270004 and 333-270004-01

Market Linked Securities—Auto-Callable with Contingent Downside

Principal at Risk Securities Linked to the Common Stock of NVIDIA Corporation due June 4, 2027

Fact Sheet dated May 29, 2024 to Preliminary Pricing Supplement dated May 29, 2024

Summary of Terms

Issuer:	JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:	JPMorgan Chase & C0.
Underlying Stock:	The common stock of NVIDIA Corporation (Bloomberg ticker: NVDA)
Pricing Date[1]:	May 30, 2024
Issue Date[1]:	June 4, 2024
Stated Maturity Date[1,2]:	June 4, 2027
Principal Amount:	$1,000 per security (100% of par)
Automatic Call:	If the stock closing price of the Underlying Stock on any call date is greater than or equal to the applicable call value, the securities will be automatically called for the principal amount plus the call premium applicable to that call date. See “Call Dates and Call Premiums” on page 2.
Call Dates[1,2] and Call Premiums†:	The call premium applicable to each call date will be a percentage of the principal amount that increases for each call date based on a simple (non-compounding) return of approximately at least 15.75% per annum. See “Call Dates and Call Premiums” on page 2.
Call Settlement Date[1,2]:	Three business days after the applicable call date, provided that the call settlement date for the final call date is the stated maturity date
Maturity Payment Amount (per security):	If the securities are not automatically called: $1,000 + ($1,000 × stock return)
Starting Price:	The stock closing price of the Underlying Stock on the pricing date
Ending Price:	The stock closing price of the Underlying Stock on the final calculation day
Call Value:	On each call date other than the final call date, 100.00% of the starting price On the final call date (which is also the final calculation day), 60.00% of the starting price
Stock Return:	(ending price – starting price) / starting price
Calculation Agent:	J.P. Morgan Securities LLC (“JPMS”)
Denominations:	$1,000 and any integral multiple of $1,000
CUSIP:	48135MXF0
Fees and Commissions:	Up to 2.575% for Wells Fargo Securities, LLC (“WFS”); WFS has advised us that dealers, including Wells Fargo Advisors (“WFA”), may receive 2.00% of WFS’s fee, and WFA may also receive a distribution expense fee of 0.075%. In addition, with respect of certain securities sold in this offering, JPMS may pay a fee of up to 0.35% to selected dealers in consideration for marketing and other services in connection with the distribution of the securities to other dealers.
Tax Considerations:	See the preliminary pricing supplement.

[1] Subject to change [2] Subject to postponement

Hypothetical Payout Profile* †

First Call Date
Thirteenth Call Date
Final Call Date
Hypothetical Maturity Payment Amount
Underlying Stock
Final Call Date (Call Premium: 47.25%)
Thirteenth Call Date (Call Premium: 31.50%)
First Call Date (Call Premium: 15.75%)
full downside exposure starting at -40%
Security Return
60%
40%
20%
0%
-20%
-40%
-60%
-80%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
Hypothetical Percentage Change in Stock Closing Price of the Underlying Stock from Trade Date to Applicable Call Date

*Assumes a call premium for each call date equal to the minimum call premium for that call date

† Not all call dates reflected; reflects only the first, thirteenth and final call dates for illustrative purposes only

If the securities are not automatically called, you will have full downside exposure to the decrease in the price of the Underlying Stock from the starting price, and you will lose more than 40%, and possibly all, of the principal amount of your securities at maturity.

Any positive return on the securities will be limited to the applicable call premium, even if the stock closing price of the Underlying Stock on the applicable call date significantly exceeds the starting price. You will not participate in any appreciation of the Underlying Stock beyond the applicable call premium.

The securities are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the securities is subject to the credit risk of JPMorgan Financial, as issuer of the securities, and the credit risk of JPMorgan Chase & Co., as guarantor of the securities.

If the securities priced on the date of the accompanying preliminary pricing supplement, the estimated value of the securities would be approximately $942.10 per security. The estimated value of the securities, when the terms of the securities are set, will be provided in the pricing supplement and will not be less than $920.00 per security. See “The Estimated Value of the Securities” in the preliminary pricing supplement for additional information.

Preliminary Pricing Supplement: http://www.sec.gov/Archives/edgar/data/
1665650/000121390024047624/ea174931_424b2.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Risk Factors” in the accompanying prospectus supplement and the accompanying product supplement and “Selected Risk Considerations” in the accompanying preliminary pricing supplement.

The securities are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

THIS FACT SHEET DOES NOT PROVIDE ALL OF THE INFORMATION THAT AN INVESTOR SHOULD CONSIDER PRIOR TO MAKING AN INVESTMENT DECISION. This fact sheet should be read in conjunction with the accompanying preliminary pricing supplement, prospectus, prospectus supplement and product supplement.

Call Dates and Call Premiums

Call Date	Call Premium†	Call Date	Call Premium†
June 4, 2025	At least 15.750% of the principal amount	July 6, 2026	At least 32.813% of the principal amount
July 7, 2025	At least 17.063% of the principal amount	August 4, 2026	At least 34.125% of the principal amount
August 4, 2025	At least 18.375% of the principal amount	September 4, 2026	At least 35.438% of the principal amount
September 4, 2025	At least 19.688% of the principal amount	October 5, 2026	At least 36.750% of the principal amount
October 6, 2025	At least 21.000% of the principal amount	November 4, 2026	At least 38.063% of the principal amount
November 4, 2025	At least 22.313% of the principal amount	December 4, 2026	At least 39.375% of the principal amount
December 4, 2025	At least 23.625% of the principal amount	January 4, 2027	At least 40.688% of the principal amount
January 5, 2026	At least 24.938% of the principal amount	February 4, 2027	At least 42.000% of the principal amount
February 4, 2026	At least 26.250% of the principal amount	March 4, 2027	At least 43.313% of the principal amount
March 4, 2026	At least 27.563% of the principal amount	April 5, 2027	At least 44.625% of the principal amount
April 6, 2026	At least 28.875% of the principal amount	May 4, 2027	At least 45.938% of the principal amount
May 4, 2026	At least 30.188% of the principal amount	June 1, 2027 (the “final calculation day”)	At least 47.250% of the principal amount
June 4, 2026	At least 31.500% of the principal amount

† To be provided in the pricing supplement

Selected Risk Considerations

The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying preliminary pricing supplement and the “Risk Factors” sections in the accompanying prospectus supplement and product supplement. Please review the risk disclosure carefully.

•	If the Securities Are Not Automatically Called, You Will Lose More Than 40%, and Possibly All, of the Principal Amount of Your Securities at Maturity.
•	The Potential Return on the Securities Is Limited to the Call Premium.
•	You Will Be Subject to Reinvestment Risk.
•	The Securities Are Subject to the Credit Risks of JPMorgan Financial and JPMorgan Chase & Co.
•	As a Finance Subsidiary, JPMorgan Financial Has No Independent Operations and Has Limited Assets.
•	No Interest or Dividend Payments or Voting Rights.
•	Lack of Liquidity.
•	The Final Terms and Estimated Valuation of the Securities Will Be Provided in the Pricing Supplement.
•	The Tax Consequences of an Investment in the Securities Are Uncertain.
•	Potential Conflicts.
•	The Estimated Value of the Securities Will Be Lower Than the Original Issue Price (Price to Public) of the Securities.
•	The Estimated Value of the Securities Does Not Represent Future Values of the Securities and May Differ from Others’ Estimates.
•	The Estimated Value of the Securities Is Derived by Reference to an Internal Funding Rate.
•	The Value of the Securities as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Securities for a Limited Time Period.
•	Secondary Market Prices of the Securities Will Likely Be Lower Than the Original Issue Price of the Securities.
•	Many Economic and Market Factors Will Impact the Value of the Securities.
•	No Affiliation with the Underlying Stock Issuer.
•	The Anti-Dilution Protection Is Limited and May Be Discretionary.
•	Any Payment on the Securities Will Depend upon the Performance of the Underlying Stock and Therefore the Securities Are Subject to Risks Associated with the Underlying Stock, Each as Discussed in the Accompanying Pricing Supplement and Product Supplement.

SEC Legend: JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement and preliminary pricing supplement if you so request by calling toll-free 1-866-535-9248.

As used in this fact sheet, “we,” “us” and “our” refer to JPMorgan Financial Company LLC. Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.